Exhibit 5.1

Hunton & Williams LLP 1445 Ross Avenue Suite 3700 Dallas, TX 75202

Tel (214) 979-3000 Fax (214) 880-0011

May 23, 2008

AmeriCredit Corp.

801 Cherry Street

Suite 3900

Fort Worth, Texas 76102

Re:	AmeriCredit Corp.—Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel for AmeriCredit Corp. (the “Company”) in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) relating to the resales from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the “Act”), of up to an aggregate of 7,500,000 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), issuable upon the exercise of a warrant issued on April 15, 2008 (the “Warrant”) to Deutsche Bank Securities Inc. The Warrant was issued pursuant to that certain Forward Purchase Commitment Agreement, dated as of April 15, 2008 (the “Forward Purchase Commitment”), by and among AmeriCredit Financial Services, Inc. and AFS Sen Sub Corp. (both subsidiaries of the Company) and Deutsche Bank AG, Cayman Islands Branch.

A. Basis of Opinion.

As special counsel for the Company, and as the basis for the opinions expressed herein, we have examined, considered and relied upon the following (collectively, the “Documents”):

1. the Articles of Incorporation and Bylaws of the Company (each as amended to date);

2. copies of resolutions of the Board of Directors of the Company relating to the issuance and sale of the Warrant, the issuance and delivery of the Shares upon exercise of the Warrant, the preparation and filing of the Registration Statement and related matters;

3. an executed copy of the Warrant;

4. an executed copy of the Forward Purchase Commitment; and

May 23, 2008

5. such other instruments and documents as we deem necessary in order to enable our firm to render the following opinions.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of signatures not witnessed by us and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof. We have further assumed that the Company maintains an adequate number of authorized but unissued shares and/or treasury shares of Common Stock available for issuance pursuant to documents governing their issuance.

B. Opinion.

Based solely upon the examination and consideration of the Documents and other matters set forth in Section A hereof, and in reliance thereon, subject to the comments, assumptions, exceptions, qualifications and limitations set forth in Section C hereof, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

C. Comments.

The opinions expressed herein are specifically limited to the laws of the State of Texas and the federal laws of the United States of America. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission. We do not undertake to advise you of any changes in the opinion expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton & Williams LLP

Hunton & Williams LLP

10961

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